 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-283610
PROSPECTUS
70,258,815 Shares of Common Stock

This prospectus relates to the offer and sale of up to 70,258,815 shares of our common stock, par value $0.001 per share (the “Securities”), by the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) consisting of (i) 21,766,815 shares of common stock, (ii) 28,421,000 shares of common stock underlying our Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (iii) 20,071,000 shares of common stock underlying our net-settled warrants (the “Warrants”), which are exercisable for our Series C Non-Voting Common Equivalent Stock, par value $0.001 per share (the “Series C NVCE Stock”), each share of which is convertible into our common stock.
The Securities were issued by us to the Selling Stockholders as part of the private placements of our securities that closed on July 8, 2024, as described further in this prospectus. We are registering the resale of the Securities pursuant to registration rights agreements entered into with the Selling Stockholders in connection with such private placements.
The Selling Stockholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms as they may determine. The Securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 22. We will not receive any proceeds from the sale of the Securities by the Selling Stockholders.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FFWM.” On December 13, 2024, the closing price of our common stock on the NYSE was $7.30 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, as well as the risks and uncertainties described in the other documents that are incorporated or deemed to be incorporated by reference into this prospectus.
The Securities are and will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2024.

i

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the Securities described in this prospectus in one or more offerings or resales.
The registration statement containing this prospectus, including exhibits to such registration statement, provides additional information about us and the Securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. The registration statement and other reports we file with the SEC can be found on the SEC Internet website mentioned in the section of this prospectus entitled “Where You Can Find More Information.”
You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. You should not assume that information contained in this prospectus or in any prospectus supplement or free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or free writing prospectus, or of any sale of the Securities. In the case of information contained in documents we file with the SEC and incorporate by reference into this prospectus, you should assume that such information is accurate only as of the respective dates of those documents.
References in this prospectus to “we,” “our,” “us,” and the “Company” refer to First Foundation Inc. and our subsidiaries on a consolidated basis, unless the context otherwise requires. References to the Securities offered hereby refer solely the securities of First Foundation Inc. and not to any of our subsidiaries. References to “FFA” refer to First Foundation Advisors, a California corporation and our wholly-owned subsidiary, and references to “FFB” refer to First Foundation Bank, a California state chartered bank and our wholly-owned subsidiary.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the Securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference therein.
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings, including the registration statement, are available to the public at no cost on the SEC’s Internet website at www.sec.gov. Our SEC filings are also available at no cost on our website at www.firstfoundationinc.com, as soon as reasonably practicable after we file such documents with the SEC. We are not incorporating the information on our website into this prospectus, and the information on our website is not included in, nor is it a part of, this prospectus or any prospectus supplement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus or in later filed documents incorporated by reference into this prospectus.
We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus but before the termination of the offering of the Securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):
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our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024, including the information specifically incorporated by reference in such Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 18, 2024;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the SEC on May 9, 2024, August 8, 2024, and November 8, 2024;

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our Current Reports on Form 8-K filed with the SEC on February 27, 2024, March 21, 2024, May 29, 2024, July 2, 2024, July 9, 2024, September 9, 2024, October 3, 2024, October 21, 2024, November 15, 2024, and November 22, 2024 and the amendment to our Current Report on Form 8-K filed with the SEC on May 9, 2024, with respect to our Current Report on Form 8-K filed with the SEC on November 17, 2023; and

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the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 19, 2014, as amended by our registration statement on Form 8-A/A (Amendment No. 1), filed with the SEC on October 30, 2015, as the description therein has been updated and superseded by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, and any amendment or report filed for the purpose of updating such description.

Information filed with the SEC after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference into this prospectus.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Corporate Secretary
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
(469) 638-9636
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. In order to ensure timely delivery of the documents incorporated by reference in this prospectus, any request should be made no later than five business days prior to the date on which you plan to make a final investment decision. These filings and reports can also be found on our website, located at www.firstfoundationinc.com, by following the links to “Investor Relations,” “Financials,” and “SEC Filings”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement or free writing prospectus and the documents incorporated herein and therein by reference may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause our business, financial condition and results of operations to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; whether and when certain of our preferred stock converts into common stock and the capital treatment of such shares prior to conversion; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; the risk that the performance of our investment management business or of the equity and bond markets or other factors could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services or banking industries; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our Board of Directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.
Additional factors that may cause our business, financial condition and results of operations to differ significantly from those described in the forward-looking statements include those set forth under the heading “Risk Factors” included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as other factors described in our periodic reports filed from time to time with the SEC and those which may be set forth in any accompanying prospectus supplement or free writing prospectus. You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus or any applicable prospectus supplement and the documents we incorporate by reference herein or therein, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. Other unknown or unpredictable factors also could have a material adverse effect on us and our business, financial condition and results of operations.
We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation to, nor do we intend to, publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in any applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects.

THE COMPANY
We are a financial services company that provides a comprehensive platform of financial services to individuals, businesses and other organizations. We currently conduct our operations in California, Nevada, Florida, Texas, and Hawaii. Our integrated platform provides banking products and services, investment advisory and wealth management services and trust services to effectively and efficiently meet the financial needs of our clients. We provide business banking products and services to small to moderate-sized businesses and professional firms, and consumer banking products and services to individuals and families. As of September 30, 2024, we had $13.4 billion of total assets, $9.9 billion of loans (including loans held for sale), $10.3 billion of deposits, $5.5 billion of assets under management, and $1.2 billion of trust assets under advisement.
First Foundation Inc. is a bank holding company incorporated in Delaware. As a bank holding company, we are subject to regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of Dallas under delegated authority from the Federal Reserve Board. FFB is a California state-chartered bank and is subject to regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”), the California Department of Financial Protection and Innovation (“DFPI”), and the Consumer Financial Protection Bureau (“CFPB”). FFA is a California corporation that began operating as a fee-based registered investment advisor under the Investment Advisers Act of 1940 (“Investment Advisers Act”) in 1990, and is subject to regulation by the SEC under that Act.
Our principal executive office is located at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, where our telephone number is (469) 638-9636. Our website address is www.firstfoundationinc.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and shall not be deemed to be part of this prospectus or part of any prospectus supplement.
Additional information about us and our subsidiaries is included in documents incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The July 2024 Capital Raise
On July 8, 2024, we raised approximately $228 million of gross proceeds in an equity capital raise (the “July 2024 Capital Raise”) pursuant to separate investment agreements dated July 2, 2024 with (i) an affiliate of Fortress Credit Advisors LLC (“Fortress”), (ii) affiliates of Canyon Partners, LLC (“Canyon”), (iii) an affiliate of Strategic Value Bank Partners, LLC (“SVBP”), and (iv) certain other investors (the “Other Investors” and, together with Fortress, Canyon and SVBP, the “Investors”, and the investment agreements entered into with each of the Investors on July 2, 2024, collectively, the “Investment Agreements”).
At the closing of the transactions contemplated by the Investment Agreements (the “Closing”), we sold and issued to the Investors, in the aggregate, (a) 11,308,676 shares of common stock at a purchase price per share of $4.10; (b) 29,811 shares of Series A Preferred Stock at a price per share of $4,100, each share of which is convertible into 1,000 shares of common stock; (c) 14,490 shares of a new series of preferred stock, par value $0.001 per share, of the Company designated as Series B Noncumulative Convertible Preferred Stock (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”), at a price per share of $4,100, each share of which was convertible into 1,000 shares of common stock; and (d) the Warrants, which are exercisable from and after January 5, 2025, affording the holders thereof the right, until July 8, 2031, to purchase for $5,125 per share, an aggregate of 22,239 shares of Series C NVCE Stock, each share of which is convertible into 1,000 shares of common stock (clauses (a) through (d), collectively referred to herein as the “Investment”).
In connection with the Investment, on September 30, 2024, the Company’s stockholders approved (i) an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 200,000,000 shares, and (ii) the issuance of shares of our common stock in connection with the July 2024 Capital Raise pursuant to NYSE listing rules (together, the “Requisite Stockholder Approvals”). As a result of the Requisition Stockholder Approvals, and in accordance with the terms of the Certificate of Designations for the Series B Preferred Stock, all of the

issued and outstanding shares of the Series B Preferred Stock automatically converted into shares of our common stock as of the close of business on October 2, 2024. In addition, as a result of the Requisite Stockholder Approvals, the quarterly non-cumulative cash dividend (annual rate of 13%) and liquidation preference rights of the Series A Preferred Stock ceased to apply as of September 30, 2024. Shares of Series A Preferred Stock (a) are now entitled to receive dividends at the same time and on the same terms as shares of our common stock in accordance with the Certificate of Designation for the Series A Preferred Stock, and (b) rank equal to shares of our common stock in any liquidation of the Company. Furthermore, we will not be required to issue any cash-settled warrants to the investors who participated in the July 2024 Capital Raise, which we would have been required to issue if the Requisite Stockholder Approvals were not timely obtained.
Also in connection with the Investment, we entered into a Registration Rights Agreement with each Investor (the “Registration Rights Agreement”), pursuant to which we agreed to provide customary registration rights to the Investors and their affiliates and certain permitted transferees with respect to, among other things, (a) the shares of common stock purchased under the Investment Agreements, (b) shares of common stock issued upon the conversion of shares of the Preferred Stock purchased under the Investment Agreements or issued upon the exercise of the Warrants and (c) if the Requisite Stockholder Approvals were not received on or before November 5, 2024, the shares of Preferred Stock. Because the Requisite Stockholder Approvals were received prior to November 5, 2024, we are not obligated to register the shares of Preferred Stock. Under the Registration Rights Agreement, the Investors are entitled to customary shelf registration rights, customary demand registration rights and customary piggyback registration rights, in each case, subject to certain limitations as set forth in the Registration Rights Agreement. The Investors will additionally be entitled to request a certain number of marketed and unmarketed underwritten shelf takedowns and will have the right to select the managing underwriter to administer any underwritten shelf takedowns provided the selection is reasonably acceptable to the Company. All Securities subject to the Registration Rights Agreement will cease to be required to be registered upon the earlier to occur of (A) a sale of such Securities pursuant to an effective registration statement; (B) a sale of such Securities in accordance with Rule 144 under the Securities Act; (C) a transfer of such Securities to a holder that does not become party to the Registration Rights Agreement; (D) the date on which such Securities no longer bear a legend restricting further transfer and subsequent public distribution of such Securities do not require registration under the Securities Act; (E) the date such Securities have ceased to be outstanding; or (F) other than with respect to Fortress, the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of such shares of Common stock without regard to volume limitations or manner of sale requirements of Rule 144. The Registration Rights Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 9, 2024. Please refer to the Registration Rights Agreement for more information.

THE OFFERING
Issuer:
First Foundation Inc.
Securities offered by us:
None.
Securities offered by the Selling Stockholders:
Up to 70,258,815 shares of common stock, consisting of:
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21,766,815 shares of common stock (including 12,010,000 shares of common stock issued upon the conversion of the Series B Preferred Stock);

•
28,421,000 shares of common stock issuable upon the conversion of the Series A Preferred Stock; and

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20,071,000 shares of common stock issuable upon the exercise of Warrants to purchase the Series C NVCE Stock following such conversion.

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. See the section titled “Selling Stockholders.”
Listing:
Our common stock is listed on the NYSE under the symbol “FFWM.”
Risk factors:
An investment in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 7 of this prospectus.

RISK FACTORS
An investment in the Securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors set forth below and in our most recent Annual Report on Form 10-K under the heading “Risk Factors,” as well as any updated or additional disclosure about risk factors included in any of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have made or may make with the SEC since the date of the latest Annual Report on Form 10-K that are incorporated by reference into this prospectus. If any of the risks occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of the Securities could decline, and you could lose all or part of your investment. For more information, see the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The price of our common stock may fluctuate significantly, which may make it difficult for you to resell shares of common stock owned by you at prices you find attractive.
Our common stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in the section entitled “Special Note Regarding Forward-Looking Statements”:
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actual or anticipated quarterly fluctuations in our operating results and financial condition;

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changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

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speculation in the press or investment community generally or relating to our reputation or the financial services or banking industries;

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strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

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fluctuations in the stock price and operating results of our competitors;

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future sales of our equity or equity-related securities;

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proposed or adopted regulatory changes or developments;

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anticipated or pending investigations, proceedings, or litigation that involve or affect us;

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domestic and international economic factors unrelated to our performance; and

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general market conditions and, in particular, developments related to market conditions for the financial services or banking industries.

In addition, volatility in the stock market has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the future market prices for our common stock.
Our common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness of, and other non-equity claims on, the Company with respect to assets available to satisfy claims. Additionally, holders of our common stock are subject to the prior dividend, voting, and liquidation rights of the holders of any existing or, potentially, future series of preferred stock.
Certain provisions under our certificate of incorporation, bylaws and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some stockholders.
Our Board of Directors has the power under our certificate of incorporation to issue additional shares of common stock and create and authorize the sale of one or more series of preferred stock without having to obtain stockholder approval for such action. As a result, our Board could authorize the issuance of shares of a series of preferred stock to implement a stockholders rights plan (often referred to as a “poison pill”) or could sell and issue preferred shares with special voting rights or conversion rights, which could deter or delay attempts by our stockholders to remove or replace management, and attempts by third parties either to engage in proxy contests or to acquire control of the Company. In addition, our charter documents (i) enable our Board to fill any vacancy on the Board, unless the vacancy was created by the removal of a director; (ii) enable our Board to amend our bylaws without stockholder approval, subject to certain exceptions; and (iii) require compliance with an advance notice procedure with regard to any business that is to be brought by a stockholder before an annual or special meeting of stockholders and with regard to the nomination by stockholders of candidates for election as directors. These provisions could delay or prevent an acquisition of the Company or other transaction that some of our stockholders may believe is beneficial to them. Furthermore, federal and state banking laws and regulations applicable to us require anyone seeking to acquire more than 10% of our outstanding shares or otherwise effectuate a change of control of the Company or of FFB, to file an application with, and to receive approval from, the Federal Reserve Board, the DFPI and the FDIC to do so. These laws and regulations may discourage potential acquisition proposals and could delay or prevent a change of control of the Company, including by means of a transaction in which our stockholders might receive a premium over the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market by the Selling Stockholders and/or by our existing securityholders or the perception that such sales might occur could cause the price of our common stock to fall.
The Selling Stockholders can sell, under this prospectus, up to 70,258,815 shares of common stock, constituting approximately 52.3% of our outstanding common stock (in each case, assuming the exercise or conversion as applicable of the Series A Preferred Stock and Series C NVCE Stock underlying the Warrants), which consists of up to (a) 21,766,815 shares of our common stock, representing (i) 9,756,815 shares of common stock issued in connection with the July 2024 Capital Raise, at a purchase price of $4.10 per share, and (ii) 12,010,000 shares of common stock issued upon the conversion of 12,010 shares of Series B Preferred Stock issued in the July 2024 Capital Raise at a purchase price of $4,100 per share, each such share convertible into 1,000 shares of common stock, (b) 28,421,000 shares of common stock underlying 28,421 shares of Series A Preferred Stock issued in the July 2024 Capital Raise at a purchase price of $4,100 per share, each such share convertible into 1,000 shares of common stock, and (c) 20,071,000 shares of common stock underlying 20,071 shares of Series C NVCE Stock underlying the Warrants issued in connection with the July 2024 Capital Raise, each such Warrant exercisable into Series C NVCE Stock at an initial exercise price of $5,125 per share, each such share convertible into 1,000 shares of common stock.
Sales of a substantial number of shares of our common stock in the public market by the Selling Stockholders (or similar large sales of our equity securities by existing securityholders), or the perception that those sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or the perception that such sales might occur may have on the prevailing market price of our common stock.
The sale of all of the shares of common stock being offered by this prospectus could result in a significant decline in the public trading price of our common stock. Despite such a decline in the public trading price, some of the Selling Stockholders may still experience a positive rate of return on the common stock they purchased due to the differences in the purchase prices originally paid by such Selling Stockholders as described elsewhere in this prospectus. Public securityholders may not be able to experience the same positive rates of return on common stock they purchase due to the price at which the Selling Stockholders purchased their Securities in the July 2024 Capital Raise.
Certain existing securityholders purchased, or may purchase, our common stock at a price below the current trading price of the common stock and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.
The Selling Stockholders acquired, or may acquire, shares of our common stock at prices below the current trading price of our common stock, and may experience a positive rate of return based on the current trading price. The resale of all the common stock being offered in this prospectus could result in a significant decline in the public trading price of our common stock. Despite such a decline in the public trading price, the Selling Stockholders may still experience a positive rate of return on the common stock they purchased. Public securityholders may not be able to experience the same positive rates of return on common stock they purchase due to the low price at which the Selling Stockholders purchased their common stock (or their Preferred Stock or Warrants convertible into or exercisable for common stock) in the July 2024 Capital Raise.
The Warrants are exercisable for shares of our common stock, which exercises will increase the number of shares of common stock eligible for future resale in the public market and result in dilution to our existing stockholders.
On and following January 5, 2025, and prior to 5:00 pm (New York City time) on January 8, 2031, the Warrants may be exercised, on a net share settlement basis, by the holders thereof. Each of the Warrants entitles the holders thereof to purchase, for an initial exercise price of $5,125 per share of Series C NVCE Stock, each such share of which is currently convertible into 1,000 shares of common stock, altogether representing the right to receive an aggregate of 22,239,000 shares of common stock upon full exercise of all the Warrants. To the extent such Warrants are exercised and the acquired shares of Series C NVCE Stock convert to common stock, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of our common stock and increase the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the expectation that such sales may occur could adversely affect the market price of our common stock.

USE OF PROCEEDS
We will receive no proceeds from the sale of the Securities by the Selling Stockholders. See the section titled “Selling Stockholders.” The Warrants are only exercisable on a cashless basis and the Company will not receive any cash proceeds upon exercise of the Warrants.
The Selling Stockholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Securities and any similar expenses they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our legal counsel and accountants in connection with the registration of the Securities covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK
General
The following description is a summary of the material terms of our capital stock. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each as amended. For more information, refer to our certificate of incorporation and bylaws and any applicable provisions of relevant law, including the Delaware General Corporation Law (the “DGCL”) and federal laws governing banks and bank holding companies. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with the SEC.
Our authorized capital stock consists of (i) 200,000,000 shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 29,811 shares have been designated as the Company’s Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share; 14,490 shares have been designated as the Company’s Series B Noncumulative Convertible Preferred Stock, par value $0.001 per share; and 22,239 shares have been designated as the Company’s Series C Non-Voting Common Equivalent Stock, par value $0.001 per share.
As of December 2, 2024, there were (i) 82,364,631 shares of common stock issued and outstanding, (ii) 29,811 shares of Series A Preferred Stock issued and outstanding, (iii) no shares of Series B Preferred Stock outstanding, and (iv) no shares of Series C NVCE Stock outstanding. As of December 2, 2024, there were Warrants outstanding to purchase 22,239 shares of our Series C NVCE Stock, each share of which is convertible into 1,000 shares of common stock, and 951,265 shares of common stock reserved for issuance upon the vesting of outstanding restricted stock units.
Common stock
General.   Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is listed on the NYSE under the symbol “FFWM.” The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, PA 19103 and its telephone number is (800) 733-1121.
Voting Rights.   The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. Directors are elected by a majority of the votes cast, provided that, if the number of director nominees exceeds the number of director nominees to be elected, the director nominees will be elected by a plurality of the shares, present in person or by proxy and entitled to vote on the election.
Dividends.   After the preferential dividends upon all other classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after we have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available therefore under the laws of the State of Delaware. Delaware law imposes restrictions on the payment of cash dividends by Delaware corporations such as First Foundation Inc. Moreover, as a bank holding company, we are required to be a source of financial strength for our bank subsidiary and, therefore, we will not be permitted to pay dividends if, in the view of the Federal Reserve Board, doing so would weaken our financial condition or capital resources. In addition, cash dividends from FFB and FFA will constitute the principal sources of cash available to us to pay dividends to stockholders in the future. However, there are statutory and regulatory restrictions on their ability to pay cash dividends to us. Therefore, dividend payment restrictions on FFB and FFA may limit the amount of cash that we will have to pay dividends to our stockholders. For additional information regarding the legal and regulatory restrictions on the payment of cash dividends by us and our subsidiaries, see “Dividend Policy and Restrictions on the Payment of Dividends” in Item 5 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, which we filed with the SEC on February 28, 2024 and which is incorporated by reference into this prospectus.

Liquidation.   In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of the Company and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of the Company available for distribution in cash or in kind.
Preemptive Rights; Redemption and Assessment.   The holders of our common stock have no preemptive rights to subscribe for our securities, and shares of our common stock are not subject to redemption, conversion, or sinking fund provisions.
Preferred Stock
General.   Our Board of Directors is empowered to authorize the issuance of shares of preferred stock, in one or more classes or series, at such times, for such purposes and for such consideration as it may deem advisable without stockholder approval. Our Board of Directors may fix the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend and other relative rights, qualifications, limitations and restrictions of any such series of preferred stock.
Because our Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock voting, conversion or other rights that could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.
The creation and issuance of any class or series of preferred stock, and the relative rights, designations and preferences of such class or series, if and when established, will depend upon, among other things, the future capital needs of the Company, then existing market conditions and other factors that, in the judgment of our Board of Directors, might warrant the issuance of preferred stock.
Series A Preferred Stock
On July 5, 2024, the Company filed a Certificate of Designations (the “Series A Certificate of Designations”) with the Secretary of State of the State of Delaware designating 29,811 shares of authorized preferred stock of the Company as the Series A Preferred Stock. As of the date of this prospectus, there are 29,811 shares of Series A Preferred Stock issued and outstanding.
Holders of Series A Preferred Stock generally do not have voting rights, except with respect to certain protective matters such as amendments to our certificate of incorporation or the Series A Certificate of Designations that significantly and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock.
Following the receipt of the Requisite Stockholder Approvals on September 30, 2024, the holders of Series A Preferred Stock are now entitled to receive dividends at the same time and on the same terms as the holders of common stock in an amount equal to the product of the conversion rate then in effect and the per share dividend amount being paid in respect of each share of common stock, and shall rank as equal to our common stock in any liquidation of the Company.
Each share of Series A Preferred Stock will automatically convert into 1,000 shares of common stock in a transfer by the holder thereof consistent with the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder subject to certain limitations (a “Reg Y Transfer”). The conversion rate applicable to the Series A Preferred Stock is subject to certain customary anti-dilution adjustments.
Series B Preferred Stock
On July 5, 2024, the Company filed a Certificate of Designations (the “Series B Certificate of Designations”) with the Secretary of State of the State of Delaware designating 14,490 shares of authorized preferred stock of the Company as the Series B Preferred Stock. Following the receipt of the Requisite Stockholder Approvals on September 30, 2024, all shares of Series B Preferred Stock converted into 1,000 shares of common stock at the close of business on October 2, 2024. As a result, there are no shares of Series B Preferred Stock issued and outstanding as of the date of this prospectus. The Company does not expect to issue any additional shares of Series B Preferred Stock in the future.

Series C NVCE Stock
On July 5, 2024, the Company filed a Certificate of Designations (the “Series C Certificate of Designations”) with the Secretary of State of the State of Delaware designating 22,239 shares of authorized preferred stock of the Company as the Series C NVCE Stock. As of the date of this prospectus, there are no shares of Series C NVCE Stock issued and outstanding. Shares of Series C NVCE Stock are issuable upon exercise of the Warrants.
Holders of Series C NVCE Stock generally do not have voting rights, except with respect to certain protective provisions such as amendments to our certificate of incorporation or the Series C Certificate of Designations that significantly and adversely affect the preferences, rights, privileges or powers of the Series C NVCE Stock.
Holders of Series C NVCE Stock are entitled to receive dividends at the same time and on the same terms as the holders of our common stock in an amount equal to the product of the conversion rate then in effect and the per share dividend amount being paid in respect of each share of common stock. Our Board of Directors cannot declare or pay any cash dividend or make cash distributions in respect of the common stock unless it declares and pays to the holders of Series C NVCE Stock, at the same time and on the same terms as the holders of common stock, the dividend to which the shares of Series C NVCE Stock are then entitled.
In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series C NVCE Stock are entitled to receive, in preference to the holders of the common stock, an amount per share equal to $0.0001, and would then participate equally with our common stock in the remainder of such liquidating distributions.
Each share of Series C NVCE Stock will automatically convert into 1,000 shares of common stock in a Reg Y Transfer. The conversion rate applicable to the Series C NVCE Stock is subject to certain customary anti-dilution adjustments.
Warrants
On July 8, 2024, the Company issued the Warrants to purchase (in the aggregate) 22,239 shares of Series C NVCE Stock, each at an exercise price of $5,125 per share, subject to customary anti-dilution adjustments set forth in the Warrants. On and following January 5, 2025, and prior to 5:00 pm (New York City time) on July 8, 2031, the Warrants may be exercised, on a net share settlement basis, by the holders thereof. Prior to January 5, 2025, the Investors (and certain affiliates of the Investors) are prohibited from (a) transferring, selling or disposing of any shares of common stock or Preferred Stock or the Warrant issued pursuant to the applicable Investment Agreement (subject to certain exceptions, such as certain transfers to affiliates), or (b) effecting or entering any short sale or similar hedge of any shares of common stock or Preferred Stock or the Warrant (subject to certain exceptions). If a holder of Warrants fails to comply with the foregoing restrictions, such holder’s Warrants will automatically be forfeited.
Anti-Takeover Effects
Federal and state banking laws and regulations, Delaware law, and certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in the payment of a premium over the market price for the shares held by our stockholders.
Restrictions on Ownership.   The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with similar state statutes and federal implementing regulations, require that, depending on the particular circumstances, federal and/or state regulatory approval must be obtained or notice must be furnished prior to any person acquiring direct or indirect “control” of us or our bank subsidiary, including the acquisition of certain percentages of our capital stock. These laws may prevent a merger or acquisition that would be attractive to our stockholders and could limit the price investors would be willing to pay in the future for our common stock.

Blank Check Preferred Stock.   Our Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions on the shares of each series. The authority to designate and issue preferred stock may be used to issue one or more series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.
Advance Notice Bylaws.   Our bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of the annual meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who (i) was a stockholder of record on the record date for the meeting, (ii) is entitled to vote at the meeting and (iii) has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or to nominate candidates for election to our Board prior to the date of the annual meeting. Although our bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting, including the nomination of candidates for election to the board in opposition to nominees of our Board of Directors, if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.
Calling of Special Stockholders Meetings.   Under the DGCL, a special meeting of stockholders may be called by our Board of Directors or by any person authorized to do so in our certificate of incorporation or bylaws. Our bylaws provide that a special meeting of stockholders may be called by our Board of Directors, the chairman of the board, the president, or by stockholders owning not less than 20% of the voting power of the Company, provided that such stockholder or holders have held at least a 20% net long position in the Company’s outstanding shares for at least one year.
Exclusive Forum Selection Provision.   Our certificate of incorporation contains an exclusive forum selection provision that requires certain legal actions, including stockholder derivative lawsuits, to be brought in courts located in the State of Delaware.

SELLING STOCKHOLDERS
Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, permitted transferees (including through any partnership distributions or in-kind distributions) or other successors-in-interest selling shares received after the date of this prospectus from the Selling Stockholders as a gift, pledge or other non-sale related transfer.
The Selling Stockholders acquired their Securities that are issued and outstanding shares of common stock as of the date of this prospectus pursuant to the July 2024 Capital Raise that closed on July 8, 2024, and the conversion of the shares of Series B Preferred Stock issued in the July 2024 Capital Raise into shares of common stock on October 2, 2024. The Selling Stockholders may acquire additional Securities after the date of this prospectus upon the conversion of the Series A Preferred Stock and/or the exercise of Warrants and the conversion of the Series C Preferred Stock, in each case, issued by us to certain Selling Stockholders in the July 2024 Capital Raise.
The Securities were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and comparable state securities law exemptions. As a result, the Securities to be offered by the Selling Stockholders pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell the Securities publicly. The registration of the Securities does not require that any of the Securities be offered or sold by the Selling Stockholders.
No estimate can be given as to the amount or percentage of Securities that will be held by the Selling Stockholders after any sales of Securities are made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Securities being registered hereunder. The table below assumes that the Selling Stockholders will sell all of the Securities listed in this prospectus and that they do not purchase additional shares of our common stock.
We have prepared the table below based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the Securities in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes to the table below, we believe that (1) the Selling Stockholders are not broker-dealers or affiliates of a broker-dealer, (2) the Selling Stockholders do not have direct or indirect agreements or understandings with any person to distribute their respective Securities, and (3) the Selling Stockholders have sole voting and investment power with respect to all Securities beneficially owned. To the extent any Selling Stockholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information that we become aware of will be set forth in amendments or supplements to this prospectus, if required.
Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would (A) cause the Selling Stockholder, or any of its affiliates to (i) “control” the Company or be required to become a bank holding company, in each case, under the BHC Act, or (ii) serve as a source of financial strength to the Company pursuant to the BHC Act, or (B) require the Selling Stockholder, or its affiliates to have made any advance filing with, obtained any approval, authorization, consent, permit, or license of, or provided notice to, any governmental entity under law.
The following table sets forth information with respect to the beneficial ownership of Securities held, as of December 2, 2024, by the Selling Stockholders and the number of Securities being offered hereby and information with respect to Securities to be beneficially owned by the Selling Stockholders after completion of this offering. Beneficial ownership for each Selling Stockholder has been calculated assuming that all conditions precedent to the conversion of the Series A Preferred Stock have been satisfied. The percentages in the following table reflect the common stock beneficially owned by the Selling Stockholders as a percentage of the total number of common stock outstanding as of December 2, 2024.

Name of Beneficial Owner	Securities Beneficially Owned Prior to the Offering			Securities Beneficially Owned After Completion of the Offering
	Number of Shares Beneficially Owned(1)	Percent Beneficially Owned(2)	Shares Being Registered for Resale(3)	Number of Shares Beneficially Owned(4)	Percent Beneficially Owned(2)
CF 1 Foundation Investors LP	4,038,750(5)	4.9%	39,226,750	—	*
Strategic Value Investors, LP	6,768,343(6)	8.2%	7,589,861	1,346,482	*
The Canyon Value Realization Master Fund, L.P.	3,660,591(7)	4.4%	7,041,591	—	*
Canyon Value Realization Fund, L.P.	1,071,344(8)	1.3%	2,061,344	—	*
Canyon Balanced Master Fund, Ltd.	1,607,016(9)	2.0%	3,091,016	—	*
Canyon ESG Master Fund, L.P.	294,870(10)	*	566,870	—	*
Canyon Distressed TX (A) LLC	400,828(11)	*	771,828	—	*
CDOF IV Master Fund, L.P.	1,117,743(12)	1.4%	2,149,743	—	*
North Reef Capital, LP	1,703,504(13)	2.1%	3,207,504	—	*
BEMAP Master Fund, L.P.	269,936(14)	*	507,936	—	*
Blackstone CSP-MST FMAP Fund	760,788(15)	*	1,431,788	—	*
Chi-Rho Multi-Strategy Master Fund, Ltd.	157,684(16)	*	296,684	—	*
Riverview Omni Master Fund, LP	840,649(17)	1.0%	1,582,649	—	*
Belmont Harbor Master Fund, LP	299,300(18)	*	563,300	—	*
The Allan Lagomarsino Revocable Trust UAD 2/10/2017	121,951(19)	*	169,951	—	*

*
Represents less than 1%.

(1)
The number of shares of common stock listed for the Selling Stockholder does not include shares of the Series A Preferred Stock that are immediately convertible into shares of common stock or shares of common stock issuable upon conversion of the shares of Series C NVCE Stock issuable upon exercise of the Warrants held by the applicable Selling Stockholders, as such Securities convert to shares of common stock upon a Reg Y Transfer. See “DESCRIPTION OF CAPITAL STOCK — Preferred Stock” for more information.

(2)
There were 82,364,631 shares of common stock outstanding as of December 2, 2024. The percentage ownership interest of each Selling Stockholder is based upon the total number of shares of common stock outstanding plus the shares which the respective Selling Stockholder has the right to acquire within 60 days after December 2, 2024 through the exercise of stock options or pursuant to any contract or any other arrangement.

(3)
Represents the number of Securities being registered on behalf of the Selling Stockholder pursuant to this registration statement, which may be more than the total number of Securities beneficially owned by such Selling Stockholder.

(4)
Assumes that the Selling Stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of common stock. The registration of the Securities does not necessarily mean that the Selling Stockholders will sell all or any portion of the Securities covered by this prospectus.

(5)
Shares beneficially owned by CF 1Foundation Investors LP include 4,038,750 shares of common stock owned directly. Shares being registered for resale by CF 1Foundation Investors LP include 4,038,750 outstanding shares of common stock, 23,981,000 shares of common stock issuable upon the conversion of 23,981 shares of Series A Preferred Stock, and 11,207,000 shares of common stock issuable upon the exercise of the Warrant to acquire 11,207 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of CF 1Foundation Investors LP is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(6)
Shares beneficially owned by Strategic Value Investors LP include 6,768,343 shares of common stock owned directly. Shares being registered for resale by Strategic Value Investors LP include 5,421,861 outstanding shares of common stock, and 2,168,000 shares of common stock issuable upon the exercise of the Warrant to acquire 2,168 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of Strategic Value Investors LP is 127 Public Square, Suite 1510, Cleveland, Ohio 44114. Benjamin Mackovak, who is the director appointee of Strategic Value Investors LP pursuant to its Investment Agreement, is a managing member of Strategic Value Bank Partners LLC, which serves as the general partner of Strategic Value Investors LP. Mr. Mackovak expressly disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)
Canyon Capital Advisors LLC (“CCA”) is the investment advisor to The Canyon Value Realization Master Fund, L.P. Shares beneficially owned by The Canyon Value Realization Master Fund, L.P. include 3,660,591 shares of common stock owned directly. Shares being registered for resale by The Canyon Value Realization Master Fund, L.P. include 3,660,591 outstanding shares of common stock, 1,370,000 shares of common stock issuable upon the conversion of 1,370 shares of Series A Preferred Stock, and 2,011,000 shares of common stock issuable upon the exercise of the Warrant to acquire 2,011 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The Canyon Value Realization Master Fund, L.P., CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of The Canyon Value Realization Master Fund, L.P. is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(8)
CCA is the investment advisor to Canyon Value Realization Fund, L.P. Shares beneficially owned by Canyon Value Realization Fund, L.P. include 1,071,344 shares of common stock owned directly. Shares being registered for resale by Canyon Value Realization Fund, L.P. include 1,071,344 outstanding shares of common stock, 401,000 shares of common stock issuable upon the conversion of 401 shares of Series A Preferred Stock, and 589,000 shares of common stock issuable upon the exercise of the Warrant to acquire 589 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. Canyon Value Realization Fund, L.P., CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of Canyon Value Realization Fund, L.P. is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(9)
CCA is the investment advisor to Canyon Balanced Master Fund, Ltd. Shares beneficially owned by Canyon Balanced Master Fund, Ltd. include 1,607,016 shares of common stock owned directly. Shares being registered for resale by Canyon Balanced Master Fund, Ltd. include 1,607,016 outstanding shares of common stock, 601,000 shares of common stock issuable upon the conversion of 601 shares of Series A Preferred Stock, and 883,000 shares of common stock issuable upon the exercise of the Warrant to acquire 883 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. Canyon Balanced Master Fund, Ltd., CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of Canyon Balanced Master Fund, Ltd. is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(10)
CCA is the investment advisor to Canyon ESG Master Fund, L.P. Shares beneficially owned by Canyon ESG Master Fund, L.P. include 294,870 shares of common stock owned directly. Shares being registered for resale by Canyon ESG Master Fund, L.P. include 294,870 outstanding shares of common stock, 110,000 shares of common stock issuable upon the conversion of 110 shares of Series A Preferred Stock, and 162,000 shares of common stock issuable upon the exercise of the Warrant to acquire 162 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. Canyon ESG Master Fund, L.P., CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of Canyon ESG Master Fund, L.P. is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(11)
CCA is the investment advisor to Canyon Distressed TX (A) LLC. Shares beneficially owned by Canyon Distressed TX (A) LLC include 400,828 shares of common stock owned directly. Shares being registered for resale by Canyon Distressed TX (A) LLC include 400,828 outstanding shares of common stock, 150,000 shares of common stock issuable upon the conversion of 150 shares of Series A Preferred Stock, and 221,000 shares of common stock issuable upon the exercise of the Warrant to acquire 221 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. Canyon Distressed TX (A) LLC, CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of Canyon Distressed TX (A) LLC is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(12)
CCA is the investment advisor to CDOF IV Master Fund, L.P. Shares beneficially owned by CDOF IV Master Fund, L.P. include 1,117,743 shares of common stock owned directly. Shares being registered for resale by CDOF IV Master Fund, L.P. include 1,117,743 outstanding shares of common stock, 418,000 shares of common stock issuable upon the conversion of 418 shares of Series A Preferred Stock, and 614,000 shares of common stock issuable upon the exercise of the Warrant to acquire 614 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Mitchell R. Julis and Joshua S. Friedman control CP New Co LLC, the 100% owner of CCA. By virtue of the relationships described in this footnote, the entities and individuals named herein may be deemed to share beneficial ownership of the Securities held by the other entities and individuals named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. CDOF IV Master Fund, L.P., CCA and Canyon are each an affiliate of a broker-dealer, but each is not itself a broker-dealer. The address of CDOF IV Master Fund, L.P. is c/o Canyon Capital Advisors LLC, 2728 N. Hardwood St., 2nd Floor, Dallas, Texas 75201.

(13)
Shares beneficially owned by North Reef Capital, LP include 1,703,504 shares of common stock owned directly. Shares being registered for resale by North Reef Capital, LP include 1,703,504 outstanding shares of common stock, 588,000 shares of common stock issuable upon the conversion of 588 shares of Series A Preferred Stock, and 916,000 shares of common stock issuable upon the exercise of the Warrant to acquire 916 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of North Reef Capital, LP is 1833 S. Coast Highway, Suite 210, Laguna Beach, California 92651.

(14)
Shares beneficially owned by BEMAP Master Fund, L.P. include 269,936 shares of common stock owned directly. Shares being registered for resale by BEMAP Master Fund, L.P. include 269,936 outstanding shares of common stock, 93,000 shares of common stock issuable upon the conversion of 93 shares of Series A Preferred Stock, and 145,000 shares of common stock issuable upon the exercise of the Warrant to acquire 145 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address BEMAP Master Fund, L.P. is 1833 S. Coast Highway, Suite 210, Laguna Beach, California 92651.
(15)
Shares beneficially owned by Blackstone CSP-MST FMAP Fund include 760,788 shares of common stock owned directly. Shares being registered for resale by Blackstone CSP-MST FMAP Fund include 760,788 outstanding shares of common stock, 262,000 shares of common stock issuable upon the conversion of 262 shares of Series A Preferred Stock, and 409,000 shares of common stock issuable upon the exercise of the Warrant to acquire 409 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address Blackstone CSP-MST FMAP Fund is 1833 S. Coast Highway, Suite 210, Laguna Beach, California 92651.

(16)
Shares beneficially owned by Chi-Rho Multi-Strategy Master Fund, Ltd. include 157,684 shares of common stock owned directly. Shares being registered for resale by Chi-Rho Multi-Strategy Master Fund, Ltd. include 157,684 outstanding shares of common stock, 54,000 shares of common stock issuable upon the conversion of 54 shares of Series A Preferred Stock, and 85,000 shares of common stock issuable upon the exercise of the Warrant to acquire 85 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of Chi-Rho Multi-Strategy Master Fund, Ltd. is 3500 Lenox Road, Suite 820, Atlanta, Georgia 30326.

(17)
Shares beneficially owned by Riverview Omni Master Fund, LP include 840,649 shares of common stock owned directly. Shares being registered for resale by Riverview Omni Master Fund, LP include 840,649 outstanding shares of common stock, 290,000 shares of common stock issuable upon the conversion of 290 shares of Series A Preferred Stock, and 452,000 shares of common stock issuable upon the exercise of the Warrant to acquire 452 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of Riverview omni Master Fund, LP is 100 Front Street, 4th Floor, West Conshohocken, Pennsylvania 19428.

(18)
Shares beneficially owned by Belmont Harbor Master Fund, LP include 299,300 shares of common stock owned directly. Shares being registered for resale by Belmont Harbor Master Fund, LP include 299,300 outstanding shares of common stock, 103,000 shares of common stock issuable upon the conversion of 103 shares of Series A Preferred Stock, and 161,000 shares of common stock issuable upon the exercise of the Warrant to acquire 161 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. The address of Belmont Harbor Master Fund, LP is 833 S. Coast Highway, Suite 210, Laguna Beach, California 92651.

(19)
Shares beneficially owned by The Allan Lagomarsino Revocable Trust UAD 2/10/2017 include 121,951 shares of common stock owned directly. Shares being registered for resale by The Allan Lagomarsino Revocable Trust UAD 2/10/2017 include 121,951 outstanding shares of common stock, and 48,000 shares of common stock issuable upon the exercise of the Warrant to acquire 48 shares of Series C NVCE Stock and the subsequent conversion of such shares into common stock. Simone Lagomarsino, a director and President of the Company and FFB, is a co-trustee of this trust. The address of The Allan Lagomarsino Revocable Trust UAD 2/10/2017 is c/o Simone Lagomarsino, 18101 Von Karman Avenue, Suite 750, Irvine, California 92612.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the acquisition of Securities from us and as otherwise described in this prospectus, the Selling Stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.
Board Representation.   Pursuant to the Investment Agreements, the size of the Board of Directors of First Foundation Inc. (the “Company Board”) was reduced from ten directors to nine directors effective as of the Closing. Following the Closing, we were required to reconstitute the Company Board such that it would again be comprised of ten directors, five of whom were then-current members of the Company Board. Pursuant to the Investment Agreement with Fortress, Fortress is entitled to nominate two representatives to be elected to the Company Board, each subject to certain conditions such as (a) the receipt of certain approvals, consents or non-objections and the completion of any applicable waiting periods and (b) the satisfaction of certain eligibility requirements (collectively, “Eligibility Requirements”). So long as Fortress and its affiliates beneficially own at least (A) the lesser of (i) 9.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that Fortress beneficially owned immediately following the Closing, Fortress will retain the right to designate two representatives to be elected to the Company Board and (B) the lesser of (i) 2.5% of the outstanding shares of common stock (on an as-converted basis) or (ii) 25% of the shares of common stock (on an as-converted basis) that Fortress beneficially owned immediately following the Closing, Fortress will retain the right to designate one representative to be elected to the Company Board. Pursuant to the Investment Agreement with Canyon, Canyon is entitled to nominate one representative to be elected to the Company Board, subject to Eligibility Requirements, so long as Canyon and its affiliates beneficially own at least (i) 4.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that Canyon acquired in the Investment. Pursuant to the Investment Agreement with SVBP, SVBP is entitled to nominate one representative to be elected to the Company Board, subject to Eligibility Requirements, so long as SVBP and its affiliates beneficially own at least (i) 4.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that SVBP acquired in the Investment.
The Investment Agreements also required that the size of the Board of Directors of FFB (the “Bank Board”) be reduced from ten directors to nine directors effective as of the Closing, and that five of such directors be then-current members of the Bank Board. At Closing, Fortress had the right to designate one representative to be elected to the Bank Board; Canyon had the right to designate one representative to be elected to the Bank Board; and SVBP had the right to designate one representative to be elected to the Bank Board. Following the Closing, the Bank Board was expanded back to ten directors, and Fortress had the right to nominate a second representative to be elected to the Bank Board, subject to Eligibility Requirements. So long as Fortress and its affiliates beneficially own at least (A) the lesser of (i) 9.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that Fortress beneficially owned immediately following the Closing, Fortress will retain the right to designate two representatives to be elected to the Bank Board and (B) the lesser of (i) 2.5% of the outstanding shares of common stock (on an as-converted basis) or (ii) 25% of the shares of common stock (on an as-converted basis) that Fortress beneficially owned immediately following the Closing, Fortress will retain the right to designate one representative to be elected to the Bank Board. Canyon will retain its right to designate one representative to be elected to the Bank Board so long as Canyon, and its respective affiliates, beneficially own at least (i) 4.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that Canyon acquired in the Investment. SVBP will retain its right to designate one representative to be elected to the Bank Board so long as SVBP, and its respective affiliates, beneficially own at least (i) 4.9% of the outstanding shares of common stock (on an as-converted basis) or (ii) 50% of the shares of common stock (on an as-converted basis) that SVBP acquired in the Investment.
In connection with the Closing of the July 2024 Capital Raise, Sam Edelson, Henchy R. Enden, and Benjamin Mackovak were appointed to the Bank Board, effective as of July 8, 2024, and to the Company Board, effective as of September 3, 2024. On November 14, 2024, C. Allen Parker was appointed to the Bank Board and the Company Board and the Bank Board and Company Board were again each comprised of ten directors. Mr. Edelson was appointed to serve as a director pursuant to the Canyon Investment Agreement,

Ms. Enden and Mr. Parker were appointed to serve as directors pursuant to the Fortress Investment Agreement, and Mr. Mackovak was appointed to serve as a director pursuant to the SVBP Investment Agreement. Ms. Enden, as a managing director at Fortress Investment Group, has an indirect interest in the transactions contemplated by the Fortress Investment Agreement, and Mr. Mackovak, as co-founder and managing member of Strategic Value Bank Partners, has an indirect interest in the transactions contemplated by the SVBP Investment Agreement.
Appointment of President.   In addition, and contemporaneous with the July 2024 Capital Raise, FFB appointed Simone Lagomarsino to serve as its President and as a member of the Bank Board, effective as of July 8, 2024, and the Company appointed Ms. Lagomarsino to serve as its President and as a member of the Company Board, effective September 3, 2024. A trust affiliated with Ms. Lagomarsino invested in the July 2024 Capital Raise, but she was not appointed to serve as President or a director of FFB or the Company at the direction of any of the investors in the July 2024 Capital Raise or as a condition to Closing under the Investment Agreements.
Indemnification.   Subject to certain limitations, the Company will indemnify each Selling Stockholder who purchased securities in the July 2024 Capital Raise and certain of their related parties against losses incurred in connection with breaches of its respective Investment Agreement and the other documents contemplated therein by the Company or in connection with the transactions contemplated by its respective Investment Agreement. Subject to certain limitations, each Selling Stockholder who purchased securities in the July 2024 Capital Raise will indemnify the Company and its affiliates and certain related persons against losses in connection with breaches of the respective Investment Agreement and the other documents contemplated therein by such Selling Stockholder.
Registration Rights Agreement.   On July 8, 2024, we entered into a Registration Rights Agreement with each Investor. See “THE COMPANY — The July 2024 Capital Raise” for more information. We filed the registration statement of which this prospectus is a part to satisfy our obligations under the Registration Rights Agreement.
Other Material Relationships with the Selling Stockholders.   The description of our relationships with the Selling Stockholders and their affiliates set forth under “Summary Of The July 2024 Capital Raise” in our Definitive Proxy Statement on Schedule 14A filed on August 22, 2024 is incorporated by reference herein.

PLAN OF DISTRIBUTION
We are registering the offer and resale of the Securities to permit the resale of the Securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Securities. We will bear all costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus.
The Selling Stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

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subject to the Registration Rights Agreement, through one or more underwritten offerings or marketed underwritten offerings on a firm commitment or best efforts basis;

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in sales pursuant to Rule 144 under the Securities Act;

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through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) or Section 4(a)(7) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Institution Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of the shares of our common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of our common stock short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Stockholders may deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement of which this prospectus forms a part has been declared effective by the SEC.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Warrants or shares of our common stock or other securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholders and any broker-dealer or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute shares of our common stock. Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).
Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any Selling Stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.
We will pay all expenses of the registration of the shares of our common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement enter into by the Company with the Selling Stockholders in connection with the July 2024 Capital Raise, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.
LEGAL MATTERS
Unless otherwise specified in the applicable prospectus supplement, Sheppard, Mullin, Richter & Hampton LLP, our legal counsel, will pass upon the validity of the securities being offered through this prospectus.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2023 and the effectiveness of our internal control over financial reporting have been audited by Eide Bailly, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FIRST FOUNDATION INC.

PROSPECTUS

December 16, 2024